Exhibit 10.1
INDEPENDENT CONTRACTOR AGREEMENT
This Independent Contractor Agreement is made effective for all purposes and in all respects as of this 6th day of December, 2005, by and between IOWA RENEWABLE ENERGY L.L.C. (hereinafter known as “Principal”) and PAMELA DUNBAR (hereinafter known as “Independent Contractor”) who shall collectively be known herein as “the Parties”.
RECITALS:
WHEREAS, Principal is engaged in the business of Production of biodiesel fuel;
WHEREAS, Principal wishes to engage Independent Contractor and Independent Contractor wishes to accept such engagement on the terms and under the conditions recited below;
The premises having been considered and with acknowledgment of the mutual promises and of other good and valuable consideration herein contained, the Parties, intending to be legally bound, hereby agree as follows:
A. Capacity of Engagement. The duties to be performed by Independent Contractor for Principal are generally described as follows: Project Manager
1)	To be visible in the community and represent IRE publicly.

2)	To attend IRE Board meetings and make presentations regarding progress of the project.

3)	Make deposits of investments into the “Escrow Account”.

4)	Maintain the records of equity investments of individual investors.

5)	Active in the determination of equity meeting sites.

6)	To make all arrangements related to Equity Meetings.

7)	Confer with Vendors of IRE.

8)	Maintain records related to expenditures of IRE for the project.
B. Term of Independent Contractor Agreement. Principal shall engage Independent Contractor in the capacity set forth above commencing on or by January 1, 2006 (or such other date as the Parties may agree to) and continuing for a term of one year with an automatic renewal thereof for an additional three months at the expiration of said term unless Principal gives notice of intention not to renew the contract at least 30 days prior to the end of the current contract term.
1.	Method of All Notices except termination for cause. All notices required under this contract except termination for cause, shall be given in writing delivered by any method.

2.	Notice to Principal. All notices under this contract to be given to the Principal shall be communicated to the following individual at the stated address:

William Pim at Iowa Renewable Energy L.L.C., 750 So. 14th Ave., Washington, Iowa 52353. Principal may amend this subparagraph through written notice to the Independent Contractor.

3.	Notice to Independent Contractor. All notices under this contract shall be given to the Independent Contractor as follows:

Pamela Dunbar at Pamela Dunbar, 2725 Trio Ct., Washington, Iowa 52353. Independent Contractor may amend this subparagraph through written notice to the Principal.
C. Termination for cause. Principal may terminate this Independent Contractor Agreement at any time “for cause”, the grounds for which are defined below. In the case of termination for cause, Principal shall have no obligation to Independent Contractor for compensation or any other form of benefit under this agreement except for compensation earned prior to the effective date of the termination. Also, in the case of termination for cause, Principal shall reimburse Independent Contractor for all appropriately documented expenses incurred by Independent Contractor before the termination date that are otherwise reimbursable to him or her under this contract. The “notice period” and “notice method”, if any, contained in paragraph B above do not apply to termination for cause. Principal must give actual notice to Independent Contractor of termination for cause but may deliver said notice by any manner, either orally or in writing. Principal may make termination for cause effective immediately. However, should state or federal law require a notice period, the notice period so required under the law shall be applicable to this contract.
Grounds for “Cause” Termination. Commission of any of the following acts by the Independent Contractor constitutes grounds for the Principal to terminate Independent Contractor “for cause” under this paragraph:
1.	Independent Contractor is charged with a felony crime;

2.	Independent Contractor commits a crime of moral turpitude such as an act of fraud or other crime involving dishonesty;

3.	Independent Contractor uses illegal drugs;

4.	Independent Contractor fails to perform his or her duties in a competent manner;

5.	Independent Contractor violates his or her duties of confidentiality and/or non- competition under this agreement;

6.	Independent Contractor fails to comply with directives from superiors, the company board of directors or managing officers, or written company policies;

7.	Independent Contractor commits any act or acts that harm the Company’s reputation, standing, or credibility within the community(ies) it operates or with its customers or suppliers;

8.	Independent Contractor fails to perform the duties assigned to him or her for any reason;
D. Required Confidentiality. For so long as Independent Contractor shall remain engaged by Principal and for a period of three years after termination of the contract with Principal for any reason, Independent Contractor shall not disclose or communicate any “Confidential Information” of Principal to any person or entity other than Principal nor use said “Confidential Information” for any purpose or reason other than the benefit of Principal. For purposes of the preceding sentence, “Confidential Information” means (but is not limited to) any information regarding Principal’s business methods, business policies, procedures, techniques, research or development projects or results, sales information of any kind, financial information of any kind, trade secrets or other knowledge possessed by Principal which is not generally known by individuals outside of the Principal (including Principal’s employees, consultants, and advisors). Also, “Confidential Information” shall additionally include, but not be limited to, the following information of Principal:
1.	Price lists or other pricing information;

2.	Customer lists or other customer information;

3.	Sales strategy, tactics, or methods;

4.	Information pertaining to products or services under development;

5.	Internal company reports of any kind.
E. Independent Contractor Status For Tax Purposes. Independent Contractor shall report and pay to the proper state and federal agencies self-employment taxes upon all compensation earned in performance of this contract. The Parties to this contract are in agreement that Independent Contractor holds the status, for state and federal tax purposes, of “independent contractor”.
F. Independent Contractor Compensation. For all services rendered by Independent Contractor under this agreement, Independent Contractor shall receive fixed pay at the rate of $1000 per week. This rate may be adjusted by agreement of the parties. Principal shall also reimburse Independent Contractor for all appropriately documented expenses directly related to this employment. Because the nature of this employment as Project Manager requires completion of the task to be successful for the Principal, if Independent Contractor terminates her employment prior to the completion of her duties as Project Manager and prior to 12 months, Independent Contractor will be required to pay Principal the sum of $2500.00 as liquidated damages.
G. Remedies in Event of Breach of Paragraph D. Independent Contractor hereby recognizes that irreparable damage will result to the Principal, and to the business of Principal, in the event of breach by Independent Contractor of any of the covenants and assurances contained in paragraph D (Confidentiality) above. As such, in the event of breach of any of the covenants and assurances contained in paragraph D of this contract, Principal shall be entitled to enjoin and restrain Independent Contractor from any continued violation of any term of paragraph D. This equitable remedy shall be in addition to (and not supersede) any action for damages Principal may have for breach of any part of this agreement.
a. Attorneys Fees and out-of-pocket costs. Should Independent Contractor breach this agreement, Principal shall be indemnified by Independent Contractor for its reasonable attorney’s fees and out-of-pocket costs which in any way related to, or were precipitated by, the breach of this agreement.
H. Survival of Paragraphs D, E, and G through O. Should either party lawfully terminate this agreement, paragraphs D, E, and G through O hereof shall survive any such termination and remain in full force and effect until the expiration of their legal enforceability.
I. Integration. This Agreement sets forth the entire agreement between the Parties with regard to the subject matter hereof. All prior agreements, and covenants, express or implied, oral or written, with respect to the subject matter hereof and hereby superseded by this agreement. This is an integrated agreement. Should the language of this contract conflict with any Principal’s manuals or memoranda, the language of this contract shall control unless the external document specifically states that it shall act as a modification of company employment contracts and the Independent Contractor consents to this modification.
J. Severability. In the event any provision of this Agreement is deemed to be void, invalid, or unenforceable, that provision shall be severed from the remainder of this Agreement so as not to cause the invalidity or unenforceability of the remainder of this Agreement. All remaining provisions of this Agreement shall then continue in full force and effect. If any provision shall be deemed invalid due to its scope or breadth, such provision shall be deemed valid to the extent of the scope and breadth permitted by law.
K. Modification. Except as otherwise provided in this document, this agreement may be modified, superseded, or voided only upon the written and signed agreement of the Parties. Further, the physical destruction or loss of this document shall not be construed as a modification or termination of the agreement contained herein.
L. Acknowledgements. Each party acknowledges that he or she has had an adequate opportunity to read and study this Agreement, to consider it, to consult with attorneys if he or she has so desired.
M. Return of Materials. Independent Contractor agrees that upon the termination of his or her employment with Principal for any reason whatsoever, Independent Contractor will promptly return to Principal all manuals, records, training materials, and other Confidential Information (described in paragraph D above) in his or her possession as well as equipment, if any, given to Independent Contractor by Principal for use in performance of his or her duties.
N. Effect of Waiver of Breach. The waiver by the Principal of a breach of any of the provisions of this agreement by the Independent Contractor shall not operate or be construed as a waiver of any subsequent breach by the Independent Contractor.
O. Exclusive Jurisdiction for Suit in Case of Breach. The Parties, by entering into this agreement, submit to jurisdiction in Washington County, Iowa for adjudication of any disputes and/or claims between the parties under this agreement. Furthermore, the parties hereby agree that the courts of Washington County, Iowa shall have exclusive jurisdiction over any disputes between the parties relative to this agreement, whether the dispute sounds in contract, tort, or other areas of the law.

IN WITNESS WHEREOF and acknowledging acceptance and agreement of the foregoing, Principal and Independent Contractor affix their signatures hereto.

PRINCIPAL	INDEPENDENT CONTRACTOR

/s/ William Pim	/s/ Pamela Dunbar

Iowa Renewable Energy, L.L.C.	Pamela Dunbar
By: William Pim
Title: Director
Dated: 12-16, 2005	Dated: 12-16, 2005
STATE OF IOWA                     )
                                                    ) SS.
COUNTY OF WASHINGTON)
     I the undersigned a Notary Public authorized to administer oaths in the State of Iowa, certifies that the above-named signatories to this contract, having appeared before me and having been first duly sworn, then declared to me that they willingly signed and executed this contract and that they executed such instrument as their free and voluntary act for the purposes therein expressed.
     IN WITNESS WHEREOF, I have hereunto subscribed my name and affixed my official seal this 16 day of December, 2005.

/s/ Toni L. Hunter, notary
Notary Public

SEAL	TONI L. HUNTER
Commission Number 730262
My commission Expires
August 27, 2007